UNITED STATES
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ZIOPHARM ONCOLOGY, INC.
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ZIOPHARM FILES DEFINITIVE CONSENT REVOCATION STATEMENT AND

SENDS LETTER TO SHAREHOLDERS

Urges Shareholders to Sign and Return Ziopharm’s GREEN Consent Revocation Card

Emphasizes that Substantial Board Refreshment is Already in Process

Reiterates Commitment to Implementing Strategy and Delivering Significant Value to Shareholders

Questions WaterMill’s Attempt to Seize Outsized Influence over Board

BOSTON, November 2, 2020 – Ziopharm Oncology, Inc. (Nasdaq: ZIOP) (“Ziopharm” or the “Company”), today announced that it has filed a definitive consent revocation statement with the Securities and Exchange Commission and has sent a letter to Ziopharm shareholders. The letter contains Ziopharm’s response to the consent solicitation initiated by WaterMill Asset Management Corp., Mr. Robert W. Postma and certain individuals (collectively, “WaterMill”) to remove, without cause, four members of the Company’s Board of Directors (the "Board"), amend several bylaws and elect three individuals to the Board, including Mr. Postma himself.

Ziopharm urges shareholders to sign and return Ziopharm’s GREEN Consent Revocation Card and disregard any white consent cards received from WaterMill. The consent revocation statement, letter and other important information related to the matter can be found at www.ZiopharmForward.com.

The letter sent to shareholders highlights the following points:

●	Since its independence from Precigen, Inc. in October 2018, Ziopharm’s management has been executing on the Company’s long-term strategy to innovate breakthrough therapies for patients and create significant value for shareholders;
●	WaterMill’s actions appear to be self-serving and not in the best interests of Ziopharm and all shareholders;
●	Ziopharm is ensuring oversight of management by maintaining a refreshed Board with the appropriate skills and experience to support the evolving strategy and future prospects of the business;
●	The Board believes that WaterMill’s nominees are unqualified, lack industry expertise and have no public company board experience; and
●	WaterMill has not shared any plans for delivering shareholder value.

The full text of the letter sent to shareholders is as follows:

November 2, 2020

Dear Ziopharm Shareholder,

First and foremost, we hope this letter finds you and your loved ones safe and healthy amidst these challenging times.

We are writing on behalf of the Board of Directors of Ziopharm Oncology, Inc. about a critical upcoming decision that has serious implications for the future value of your investment in the Company.

Ziopharm is focused on its strategy to innovate breakthrough therapies for patients and deliver long-term shareholder value in the coming months and years, and is making important progress toward those goals. However, as you may be aware, WaterMill Asset Management Corp., Robert W. Postma and certain individuals who collectively own approximately 3.3% of Ziopharm’s common stock, are soliciting your written consent to make dramatic and potentially damaging changes to the Company. These proposed changes include removing, without cause, four members of the Board, including the Chairman, and electing three individuals to the Board, including Mr. Postma himself, as well as certain bylaw amendments.

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ZIOPHARM CONTINUES TO DRIVE VALUE WITH FRESH BOARD PERSPECTIVES

Led by our experienced and passionate management team, Ziopharm has been working diligently to continue our positive momentum by executing on a long-term strategy. Our vision is to become a leading global commercial-stage immuno-oncology company over the next decade by focusing on the following priorities:

●	Build a comprehensive solid tumor program based on innovative and cost-effective therapies, with an initial focus on TCRs and non-viral manufacturing technologies, including our Sleeping Beauty platform; and
●	Continue the development of our other pipeline programs, including the controlled IL-12 and CD19-specific CAR-T, through value inflection points and position them for additional potential partnerships.

After Ziopharm secured independence from Precigen, Inc. in October 2018, the Company has: thoughtfully expanded its employee base, including key hires; signed and is currently executing on multiple strategic partnerships and collaborations; and raised approximately $200 million to support its innovative programs. Our ability to achieve partnerships with world-class organizations such as MD Anderson Cancer Center and the National Cancer Institute (NCI) gives great credibility to the significant potential of our programs to transform the treatment of patients with cancer.

From a product development perspective, we have continued to make significant progress across our programs, as summarized below.

●	Sleeping Beauty TCR-T program:
o	IND clearance of first-in-human phase 2 trial sponsored by the NCI
o	Progressed the design of Company-sponsored clinical trials at MD Anderson based on interactions with the FDA
o	Expanded our TCR library for the allogeneic TCR-T trial

●	Controlled IL-12 program:
o	Completed enrollment in phase 2 trial of Controlled IL-12 in combination with Regeneron’s Libtayo® to treat patients with recurrent glioblastoma
o	Dosed first patient in our phase 1/2 trial for the treatment of diffuse intrinsic pontine glioma (DIPG)
o	Presented encouraging clinical updates at ASCO 2020 demonstrating meaningful median overall survival benefit for Controlled IL-12 as a monotherapy and a favorable safety profile and encouraging initial survival data for Controlled IL-12 in combination with Opdivo
o	Maintained delivery of clinical trial timelines across all ongoing trials for Controlled IL-12, despite the impact caused by the COVID-19 pandemic

●	Sleeping Beauty CD19-specific CAR-T program:
o	Launched Eden BioCell, our joint venture in Greater China, to develop CAR-T programs utilizing our Sleeping Beauty and Rapid Personalized Manufacturing (RPM) technologies
o	MD Anderson Cancer Center commenced clinical enrollment in a phase 1 trial infusing donor-derived (allogeneic) CD19-specific CAR-T therapies produced using our RPM technology

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We believe that Ziopharm is well-positioned to continue to build upon this progress. The Company has taken the necessary steps to maintain a strong financial standing despite a volatile market and amidst unprecedented macroeconomic challenges since the onset of the COVID-19 pandemic. As a result of these efforts, Ziopharm holds a cash position of $153 million as of the second quarter of 2020, which is forecasted to be sufficient to fund planned operations and execute our strategy into mid-2022. We anticipate several value-enhancing milestones across our programs over the next 12 months, including:

●	IND filing by our joint venture partner, Eden BioCell, for our Sleeping Beauty CD19 CAR-T program by the end of 2020 for a clinical trial in Taiwan to assess patient-derived (autologous) CD19-specific membrane bound IL-15 CAR-T cells;
●	IND filing for our Sleeping Beauty TCR-T program in Q1 2021 for a clinical trial to evaluate library (allogeneic) TCR-T therapies in patients with solid tumors, with initiation of trials expected by mid-2021; and
●	Data from our clinical trials evaluating our Controlled IL-12 program as a monotherapy and in combination with checkpoint inhibitors for the treatment of rGBM and DIPG.

With all our programs in or entering the clinical phase, we believe we are positioned well for the future. However, despite all of the strides we have made, we believe that WaterMill’s launch of a costly consent solicitation process a few months after our 2020 Annual Meeting has the potential to negatively impact our momentum. It is deeply concerning that WaterMill and its director nominees, who do not appear to have any operational or public company board experience, are seeking disproportionate influence on the Board at a time when the progress we have made is beginning to take us to our next stage of development.

THE BOARD HAS ENGAGED WITH WATERMILL IN GOOD FAITH AND CAREFULLY REVIEWED ITS PROPOSALS AND NOMINEES, BUT STRONGLY RECOMMENDS AGAINST THEM

Leading up to and following the 2020 Annual Meeting, Scott Tarriff, the Independent Chairman of the Board, Laurence Cooper, a director of the Board and the Chief Executive Officer of the Company, and Heidi Hagen, a director of the Board and Chair of the Corporate Governance and Nominating Committee, engaged in numerous conversations with shareholders of Ziopharm, including Mr. Postma. The Company listened carefully to the ideas from Mr. Postma and WaterMill and has already implemented Board changes advocated by them.

Ziopharm believes that the Board changes proposed by WaterMill would be damaging to the Company’s ongoing strategic evolution, which is focused on developing innovative technologies to help as many cancer patients as possible, thereby maximizing and driving sustainable and long-term value for all of our shareholders.

Consistent with the Board’s fiduciary duties and with the assistance of independent financial and legal advisors, Ziopharm’s Board and management team have thoroughly reviewed the proposals included in WaterMill’s consent solicitation and have extended an invitation to interview two of WaterMill’s director candidates. However, at this time and based on current information, the Board has unanimously determined that WaterMill’s proposals are not in the best interests of all shareholders. As such, we strongly urge you to reject WaterMill’s proposals by signing and returning Ziopharm’s GREEN Consent Revocation Card and to disregard any white consent cards you receive from WaterMill.

ZIOPHARM’S BOARD HAS ALREADY UNDERGONE MEANINGFUL REFRESHMENT;

FOUR NEW DIRECTORS HAVE JOINED IN THE LAST 16 MONTHS, INCLUDING A DIRECTOR SUPPORTED BY WATERMILL

A critical aspect of Ziopharm’s strategy is the evolution of the Board, which the Company has been executing with urgency. Since June 2019, the Board has already added four highly-experienced, non-employee directors: Dr. Christopher Bowden, Heidi Hagen, James Huang and J. Kevin Buchi. Importantly, almost all of Ziopharm’s current directors have joined the Board since the separation from Precigen in 2018. With these recent appointments, Ziopharm’s Board currently consists of eight individuals – including seven non-employee directors – who have extensive experience in finance, business development, operations and healthcare, among other areas of expertise. The Board is highly focused on what is best for shareholders and the long-term success of the Company.

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Importantly, the Board has been and will continue to be fully committed to recruiting directors who will add value and who will serve as diligent fiduciaries, equipped with integrity, business acumen and sound judgment, among other qualities that we believe to be fundamental to a Ziopharm Board member. To that end, Ziopharm has publicly announced that it will continue to refresh its Board and, earlier this year, the Board hired an independent nationally recognized director search firm to conduct a thorough search for candidates whose appointment would be in the best interests of the Company and all of its shareholders. This process of seeking directors with deep industry and operational experience has already led to the appointment of Mr. Buchi a little over a month ago, and the Board remains committed to actively reviewing its membership to ensure the skills and experience of directors support the evolving strategy and future prospects of the Company.

As part of its ongoing candidate search process, the Company regularly consults with its shareholders and gives serious consideration to their feedback. WaterMill has failed to mention that it supported the recent appointment of James Huang to the Board. In addition to Mr. Huang's deep financial and industry experience, shareholder feedback (including that of WaterMill) was carefully considered in connection with the Company's decision to appoint Mr. Huang to the Board. Given the Board’s past receptiveness to shareholder feedback in the Board refreshment process, it is disappointing that WaterMill, an approximately 3.3% shareholder, is now attempting to gain a disproportionate amount of influence on the Board via a costly consent solicitation process.

In addition, the Company believes that the directors WaterMill is seeking to remove and replace have a deep understanding of our complex and growing industry, bring a complementary array of skills and experience to the Board and have strong knowledge of the Company and its long-term strategy, pipeline, operations and employees, making these directors critical to the future success of the Company. Consider the below credentials these individuals possess:

Scott Tarriff - Director since September 2015 (Independent Chairman since 2018)

●	Brings over 30 years of pharmaceutical industry and clinical data experience to our Board, including his current role as President and CEO of Eagle Pharmaceuticals, a company he founded in 2007, where he has helped build its market cap to $628 million and has successfully marketed various products
●	Formerly CEO of Par Pharmaceutical Companies, Inc. and held senior-level positions at Bristol-Myers Squibb
●	Currently serves as a member of the board of directors of Synthetic Biologics, Inc. and previously served on the board of directors of Clinical Data, Inc.

Scott Braunstein, M.D. – Director since September 2018

●	Has served as CEO of Marinus Pharmaceuticals since August 2019 and as a member of the company’s board of directors since September 2018
●	Has worked in various positions at JP Morgan Asset Management, including most recently as a managing director, senior portfolio manager for the JPM Global Healthcare Fund and the JPM asset global equity analyst for the U.S. pharmaceutical and biotechnology industry
●	Currently serves as a director of Trevena, Inc. and Constellation Pharmaceuticals, Inc., and previously served on the board of directors of Protara Therapeutics, Inc. (formerly known as Artara Therapeutics, Inc.)
●	Board certified in internal medicine, having completed his residency at the New York Hospital/Cornell Medical Center, and achieved the title of assistant clinical professor of medicine at Albert Einstein College of Medicine and for Columbia University Medical Center

J. Kevin Buchi – Director since September 2020

●	Brings deep life sciences industry experience, including 20 years with Cephalon, Inc., where he served as CEO during the company’s acquisition by Teva Pharmaceuticals Industries Limited in 2011 for $6.8 billion
●	Currently serves as a director of Dicerna Pharmaceuticals, Inc., where he was appointed Chairman in January 2019, as well as Amneal Pharmaceuticals and Benitec Biopharma Ltd.
●	Served as Impax Laboratories, LLC’s Interim President and CEO from December 2016 until March 2017 and as a member of the Impax Board of Directors from November 2016 until the completion of the combination of Impax and Amneal Pharmaceuticals; a deal valued at $6.4 billion

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Elan Z. Ezickson – Director since September 2018

●	Served as Chief Operating Officer & Head of Corporate Development for Scholar Rock Holding Corporation from August 2014 until his retirement in December 2018
●	Brings deep operating and management experience at several leading life science companies, as well as business development and legal expertise and operational knowledge
●	Previously served as Executive Vice President and COO of Aveo Pharmaceuticals and has worked at Biogen Inc. in roles of increasing responsibility including serving as President of Biogen Canada, Program Executive and Associate General Counsel

To summarize, the four directors that WaterMill is trying to remove together have:

●	Held senior-level roles, including CEO, of 11 companies within the healthcare space;
●	Possess over 50 years of operating experience; and
●	Maintain over 70 years of public company board service between more than 20 businesses outside of Ziopharm.

In sharp contrast, and as outlined further below, we do not believe that any of WaterMill’s nominees possess experience comparable to the above.

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ZIOPHARM BELIEVES WATERMILL’S DIRECTOR NOMINEES SEVERELY LACK APPROPRIATE BOARD QUALIFICATIONS

The Ziopharm Board has a rigorous Board-refreshment process that aims to build a well-rounded Board with a balance of requisite competencies and expertise. This impartial and transparent process is underscored by the recent addition of J. Kevin Buchi, as well as James Huang, the director WaterMill previously advocated to be appointed. The Board has also invited two of the WaterMill director candidates for interviews by the Corporate Governance and Nominating Committee, but so far WaterMill has not accepted these invitations. Based on the limited information available to the Board, Robert W. Postma, Jaime Vieser and Holger Weis each appear to be significantly underqualified, and we therefore seriously question WaterMill’s intent to remove Dr. Braunstein and Messrs. Buchi, Ezickson and Tarriff from the Board. Consider the following with respect to WaterMill’s three proposed director candidates:

●	None of the proposed replacements has ever held a seat on a public company’s board of directors; and
●	The proposed nominees appear to have limited (if any) industry experience.

In contrast, Ziopharm’s Board is comprised of directors with diverse skills and experiences relevant to our industry and operations that result in efficient and competent oversight of our various core competencies, which include drug development, strategic partnering, commercialization activities, regulatory compliance, corporate finance and accounting.

Finally, if WaterMill were to remove four of your experienced directors and add its three handpicked nominees, seven new directors would have joined the Company’s eight-member Board (which WaterMill would shrink to seven members) since mid-2019. Moreover, WaterMill’s proposed actions would result in more than half of the directors having served on the Board for less than a year. The Board – not a 3.3% shareholder group whose interests the Board believes are not aligned with those of other shareholders – should continue to manage its refreshment process in a thoughtful manner that is in the interest of all of the Company’s shareholders.

WATERMILL HAS NOT SHARED ANY PLAN TO DELIVER SHAREHOLDER VALUE

Perhaps one of the most puzzling aspects of WaterMill’s proposals and claims is that they have failed to provide a detailed strategic plan for Ziopharm. We believe that the absence of a clear and defined plan limits not only WaterMill’s credibility, but also any confidence in whether the proposed replacements, if elected, would act on behalf of shareholders as diligent fiduciaries. Instead, WaterMill has proposed to replace three of the newest directors – one of whom joined the Board approximately a month ago and two of whom were added to the Board in the last two years – as well as the Company’s experienced veteran independent Chairman.

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Further, WaterMill admits in its own public filings that it expects the Company’s other shareholders to fund its campaign, as it intends to seek reimbursement from the Company of all expenses it incurs. Moreover, WaterMill has stated publicly that it does not intend to submit the question of reimbursement to a vote of the Company’s shareholders. In other words: WaterMill wants you, the shareholders, to pay for their costly campaign, but does not want you to have a say in it.

PROTECT THE FUTURE OF YOUR INVESTMENT – SIGN AND RETURN THE GREEN CONSENT REVOCATION CARD TODAY

We urge you to support Ziopharm’s Board by signing, dating and returning the enclosed GREEN Consent Revocation Card TODAY. If you receive a white consent card from WaterMill, please disregard it. We also encourage shareholders to visit www.ZiopharmForward.com, which provides important information related to the matter.

If you have any questions or need assistance executing your revocation, please contact:

Morrow Sodali LLC

509 Madison Avenue, Suite 1206

New York, NY 10022

Banks and Brokers Call Collect: (212) 300-2470

Shareholders Call Toll Free: (800) 662-5200

ZIOP@investor.morrowsodali.com

Sincerely,

Laurence James Neil Cooper, M.D., Ph.D.	Scott Tarriff
Chief Executive Officer and Director	Chairman of the Board

About Ziopharm Oncology, Inc.

Ziopharm is developing non-viral and cytokine-driven cell and gene therapies that weaponize the body’s immune system to treat the millions of people globally diagnosed with a solid tumor each year. With its multiplatform approach, Ziopharm is at the forefront of immuno-oncology with a goal to treat any type of solid tumor. Ziopharm’s pipeline is built for commercially scalable, cost effective T-cell receptor T-cell therapies based on its non-viral Sleeping Beauty gene transfer platform, a precisely controlled IL-12 gene therapy, and rapidly manufactured Sleeping Beauty-enabled CD19-specific CAR-T program. The Company has clinical and strategic partnerships with the National Cancer Institute, The University of Texas MD Anderson Cancer Center and others. For more information, please visit www.ziopharm.com.

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements regarding the business strategy, plans and objectives of Ziopharm management and expectations as to and beliefs about the consent solicitation (the “Consent Solicitation”) initiated by WaterMill Asset Management Corp., Mr. Robert W. Postma and affiliated parties (“WaterMill”). Forward-looking statements include all statements that are not historical facts, and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Such risks and uncertainties include, among others, the impact and results of the Consent Solicitation and other shareholder activism activities by WaterMill and/or other activist investors, the risks and uncertainties disclosed in Ziopharm’s most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 as well as discussions of potential risks, uncertainties and other important factors in any subsequent filings by Ziopharm with the Securities and Exchange Commission (the “SEC”). All information in this letter is as of the date hereof, and Ziopharm undertakes no duty to update the information, except as required by law.

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Important Additional Information and Where to Find It

Ziopharm has filed a definitive consent revocation statement (the “Consent Revocation Statement”) together with a GREEN consent revocation card with the SEC in connection with the Consent Solicitation. SHAREHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ZIOPHARM FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of the Consent Revocation Statement (including the GREEN consent revocation card), any amendments or supplements thereto and any other documents that Ziopharm files with the SEC from the SEC’s website (http://www.sec.gov) or from Ziopharm’s website (www.ziopharm.com) by clicking on “Investors” and then “SEC Filings.”

Investor Relations Contacts:

Chris Taylor

VP, Investor Relations and Corporate Communications

(617) 502-1881

ctaylor@ziopharm.com

Michael Verrechia

Morrow Sodali

(212) 300-2476

m.verrechia@morrowsodali.com

Media Relations Contacts:

Chris Kittredge, Andrew Cole and Zachary Tramonti

Sard Verbinnen & Co.

Ziopharm-SVC@sardverb.com

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